Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500 Fax 1.626.578.7144
Press Release

FOR IMMEDIATE RELEASE	January 22, 2014

For additional information contact:

John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Reports Earnings for the First Quarter of Fiscal 2014
PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the first quarter of fiscal 2014 ended December 27, 2013.
First Quarter Fiscal 2014 Highlights:

•	Net earnings for the quarter of $93.7 million;

•	Diluted EPS for the quarter of $0.71; and,

•	Backlog at December 27, 2013 of $18.1 billion.

Jacobs reported today net earnings of $93.7 million, or $0.71 per diluted share, on revenues of $3.1 billion for its first quarter of fiscal 2014 ended December 27, 2013. This compares to net earnings of $99.0 million, or $0.76 per diluted share, on revenues of $2.8 billion for the first quarter of fiscal 2013 ended December 28, 2012.

As previously reported, on December 13, 2013 the Company acquired Sinclair Knight Merz (SKM) for approximately $1.2 billion in cash. The purchase price reflects an enterprise value of $1.1 billion plus adjustments for cash, debt and other items. The Company's net earnings for the first quarter of fiscal 2014 include revenues of $25.7 million and a net, after-tax loss of $12.8 million, or $0.10 per diluted share, associated with two weeks of SKM operations and transaction-related expenses incurred during the period. SKM's operating loss was expected due to a significant holiday and vacation period. The Company expects the acquisition to be accretive in future periods. In addition, Jacobs successfully resolved a tax matter involving one of its international subsidiaries, which resulted in an increase to net earnings of $6.8 million, or $0.05 per diluted share.

Jacobs also announced that total backlog grew by 11.5% totaling $18.1 billion at December 27, 2013, including a technical professional services component of $12.3 billion. This is up from the total backlog and technical professional services backlog of $16.2 billion and $10.4 billion, respectively, at December 28, 2012. The technical professional services component includes $0.8 billion from SKM.

Commenting on the results for the first quarter, Jacobs President and CEO Craig L. Martin stated, “First quarter performance was largely as we expected. Looking forward, we see improving opportunities in

Exhibit 99.1

our public sector markets, and our private sector markets remain strong. We are very pleased to have successfully closed the acquisition of SKM, the largest in the history of the company. We expect the acquisition to make significant contributions to the business in the future. Our outlook continues to be good.”

Commenting on the Company's earnings outlook for the remainder of fiscal 2014, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “With our first quarter results in line with our expectations, we are continuing our guidance for fiscal year 2014 earnings per share to be in a range of $3.35 to $3.90.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Thursday, January 23, 2014, which it is webcasting live on the Internet at www.jacobs.com.

Jacobs is one of the world's largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements including those noted in our 2013 Form 10-K, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended
	December 27, 2013	December 28, 2012
Revenues	$3,068,891	$2,759,641
Costs and Expenses:
Direct costs of contracts	(2,615,200)	(2,323,918)
Selling, general, and administrative expenses	(308,644)	(275,454)
Operating Profit	145,047	160,269
Other Income (Expense):
Interest income	1,796	1,090
Interest expense	191	(3,694)
Miscellaneous expense, net	(113)	(1,354)
Total other income (expense), net	1,874	(3,958)
Earnings Before Taxes	146,921	156,311
Income Tax Expense	(47,972)	(51,788)
Net Earnings of the Group	98,949	104,523
Net Earnings Attributable to Noncontrolling Interests	(5,217)	(5,513)
Net Earnings Attributable to Jacobs	$93,732	$99,010
Earnings Per Share (“EPS”):
Basic	$0.72	$0.77
Diluted	$0.71	$0.76

Weighted Average Shares Used to Calculate EPS:
Basic	130,121	128,644
Diluted	132,180	129,669

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Exhibit 99.1

Other Operational Information (in thousands):

	Three Months Ended
	December 27, 2013	December 28, 2012
Revenues by Major Component:
Technical professional services	$1,673,412	$1,611,919
Field services	1,395,479	1,147,722
Total	$3,068,891	$2,759,641

Depreciation (pre-tax)	19,649	15,493
Amortization of Intangibles (pre-tax)	$8,637	$8,982
Pass-Through Costs Included in Revenues	$752,023	$546,416

Capital Expenditures	$(37,948)	$(25,174)

Selected Balance Sheet and Backlog Information (in thousands):

	December 27, 2013	December 28, 2012
Balance Sheet Information:
Cash and cash equivalents	$1,011,236	$1,241,745
Working capital	1,782,125	1,944,572
Total debt	1,094,555	518,237
Total Jacobs stockholders' equity	4,322,993	3,829,076

Backlog Information:
Technical professional services	$12,279,700	$10,407,300
Field services	5,774,500	5,782,300
Total	$18,054,200	$16,189,600

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